Exhibit 99.1

Press Release

August 4, 2015	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Corporation First Quarter Fiscal 2016 Results
Call scheduled for Wednesday, August 5, 2015 at 8:00 a.m. Eastern Time

MILWAUKEE, WI - August 4, 2015 NYSE:RXN

First Quarter Highlights

•	Net sales were $485 million. Net sales decreased 4% year over year (-1% core sales, 2% acquisitions, -5% foreign currency)

•	Diluted earnings per share from continuing operations was $0.20 compared to $0.11 in the prior year

•	Adjusted earnings per share was $0.30

•	Adjusted EBITDA was $85 million or 18% of net sales

•	Launched supply chain optimization and footprint repositioning initiatives

•	Allocated $40 million to share repurchases

•	Total liquidity was $673 million ($330 million of cash plus $343 million of available borrowings)
Todd Adams, President and Chief Executive Officer, commented, "Our first quarter operating results were slightly better than we had guided, despite the uneven global market environment and significant de-stocking in our industrial distribution channels. We believe our Water Management and aerospace end-markets will continue to be strong over the balance of the year, and we anticipate the ongoing weak demand from our process industry customers to continue. We remain focused on executing our strategies to drive above-market growth, expand margins, and create shareholder value. During the quarter, we launched the initial actions of our supply chain optimization and footprint repositioning initiative that was announced last quarter and which is planned to deliver $30 million of annual cost savings as we exit our fiscal 2017. We also used $40 million for share repurchases during the quarter, sufficient to achieve our objective of offsetting potential shareholder dilution from employee compensation plans."
"In our Process & Motion Control platform ("PMC"), core sales declined by 7%, of which approximately 5% was attributable to our industrial distribution channel partners. The underlying sell-through within the U.S. industrial distribution channel weakened significantly during the quarter in addition to the de-stocking impact we had been expecting. Added to the ongoing broadly weak economic environment in several of our process industry end markets, we are now anticipating a modest sales decline within our US industrial distribution channel for the balance of our fiscal 2016. Partially offsetting these declines is the continued growth we’re seeing in our aerospace and food and beverage end markets. We’re confident in our ability to manage in this type of environment and are implementing incremental cost reduction actions and leveraging the Rexnord Business System ("RBS") to drive improvements in commercial efficiencies and cost structure that will position us for better growth and performance as some of our key end markets stabilize."
"In Water Management ("WM"), our first quarter sales increased 4% year-over-year, with core growth of 9% partially offset by a 5% impact from currency translation. Core growth benefited from some favorable shipment timing related to water infrastructure projects and from solid growth in our Zurn business that serves non-residential construction in North America, despite the unusually wet weather that adversely impacted construction activity in certain regions of the U.S. Solid operational execution and RBS-led improvements in cost structure and productivity enabled our adjusted EBITDA margin to expand year over year by 260 basis points to 17.3%. We expect solid ongoing growth and margin expansion in the Water Management platform over the course of fiscal 2016."

Second Quarter and Fiscal 2016 Outlook and Guidance

Adams continued, “With our updated view of a sales decline across our US industrial distribution channel, we’re trimming our guidance for fiscal year 2016 adjusted earnings per share to be in a range of $1.50-$1.58. For the second quarter, we expect net sales to be in the range of $480-$490 million and adjusted earnings per share to be in a range of $0.31-$0.33. Relative to the first half of fiscal 2016, our adjusted EPS in the second half is expected to benefit from significantly reduced de-stocking activity by our distributors, more favorable sales mix, a lower average effective tax rate, and our incremental cost reduction initiatives. Our guidance excludes any contributions from potential acquisition activity."

First Quarter Fiscal 2016 Segment Highlights

Process & Motion Control
Process & Motion Control net sales were $272 million in the first quarter of fiscal 2016. Core net sales declined 7%, acquisitions contributed 3%, and foreign currency translation had a 5% adverse impact. The decrease in year-over-year core net sales was driven primarily by adverse demand across several of our industrial process end markets coupled with the related de-stocking within our corresponding distribution channels.

Process & Motion Control income from operations for the first quarter of fiscal 2016 was $36 million, or 13.1% of net sales. Year-over-year income from operations as a percentage of net sales decreased by 290 basis points in the first quarter of fiscal 2016 as a result of the adverse product mix associated with lower sales to our U.S. general industrial end markets and the incremental investments in our market expansion and footprint repositioning initiatives.

Adjusted EBITDA in the first quarter was $57 million. Adjusted EBITDA as a percentage of net sales decreased 240 basis points year-over-year to 21.0%.

Water Management
Water Management net sales increased 4% year-over-year to $214 million in the first quarter of fiscal 2016. Excluding a 5% unfavorable impact from foreign currency translation, core net sales increased 9% year-over-year as a result of favorable demand trends across the majority of our end markets as well as relatively higher project shipments to our water and wastewater infrastructure end markets.

Water Management income from operations was $27 million for the first quarter of fiscal 2016. Operating margin was 12.8% of net sales, an increase of 380 basis points year-over-year which reflects the benefit of volume growth and on-going cost reduction initiatives, lower year-over-year restructuring costs, and RBS-driven productivity gains and efficiencies.

Adjusted EBITDA in the first quarter was $37 million, representing a 260 basis-point year-over-year increase to 17.3% of net sales.

Non-GAAP Financial Measures

The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.

Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.

Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. Effective April 1, 2015, Management has modified this non-GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). We believe this modification will increase transparency to our stakeholders, as well as enhance comparability with our peer set.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures plus the excess tax benefit on stock option exercises, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 8,000 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Wednesday, August 5, 2015 at 8:00 a.m. Eastern Time to discuss its fiscal 2016 first quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 800-708-4540
International toll #: 847-619-6397
Access Code: 40283489
A live webcast of the call will also be available on the investor relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, August 5, 2015 until 12:59 a.m. Eastern Time, August 20, 2015. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 4028 3489 #.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2015 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	First Quarter Ended
	June 30, 2015	June 30, 2014
Net sales	$485.1	$503.6
Cost of sales	315.3	325.4
Gross profit	169.8	178.2
Selling, general and administrative expenses	100.4	104.4
Restructuring and other similar charges	1.9	3.4
Amortization of intangible assets	14.3	13.5
Income from operations	53.2	56.9
Non-operating expense:
Interest expense, net	(21.6)	(22.5)
Other expense, net	(0.4)	(1.3)
Income from continuing operations before income taxes	31.2	33.1
Provision for income taxes	10.0	21.5
Net income from continuing operations	21.2	11.6
Income from discontinued operations, net of tax	—	0.4
Net income	21.2	12.0
Non-controlling interest loss	(0.1)	(0.1)
Net income attributable to Rexnord	$21.3	$12.1

Net income from continuing operations per share:
Basic	$0.21	$0.11
Diluted	$0.20	$0.11
Net loss per share from discontinued operations:
Basic	$—	$—
Diluted	$—	$—
Net income per share attributable to Rexnord:
Basic	$0.21	$0.12
Diluted	$0.20	$0.12
Weighted-average number of shares outstanding (in thousands):
Basic	101,409	101,235
Effect of dilutive equity awards	2,958	3,294
Diluted	104,367	104,529

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
First quarter ended June 30, 2015
(in Millions, except share and per share amounts) (Unaudited)

	First Quarter Ended
Adjusted EBITDA	June 30, 2015	June 30, 2014
Net income	$21.2	$12.0
Interest expense, net	21.6	22.5
Income tax provision	10.0	21.5
Depreciation and amortization	28.2	28.2
EBITDA	81.0	84.2

Adjustments to EBITDA
Income from discontinued operations, net of tax	—	(0.4)
Restructuring and other similar charges	1.9	3.4
Stock-based compensation expense	1.9	1.6
Last-in first-out inventory adjustments	—	0.2
Impact of inventory fair value adjustment	—	1.4
Other expense, net (2)	0.4	1.3
Subtotal of adjustments to EBITDA	4.2	7.5
Adjusted EBITDA	$85.2	$91.7

	First Quarter Ended
Adjusted Net Income (1) and Earnings Per Share	June 30, 2015	June 30, 2014
Net income from continuing operations	21.2	11.6
Restructuring and other similar charges	1.9	3.4
Impact of inventory fair value adjustment	—	1.4
Amortization of intangible assets	14.3	13.5
Other expense, net (2)	0.4	1.3
Tax effect on above items	(6.0)	(6.9)
Tax restructuring (3)	—	10.1
Adjusted net income from continuing operations	$31.8	$34.4

Weighted-average number of shares outstanding (in thousands)
Basic	101,409	101,235
Effect of dilutive equity awards	2,958	3,294
Diluted	104,367	104,529

Adjusted earnings per share - diluted	$0.30	$0.33
Net income per share from continuing operations - diluted (in accordance with GAAP)	$0.20	$0.11

(1)
Effective April 1, 2015, Management modified this GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). The corresponding tax impact on amortization for the first quarter ended June 30, 2015 and 2014 was $5.3 and $5.1 million, respectively. We believe this modification increases transparency to our stakeholders, as well as enhances comparability with our peer set.

(2)
Other expense, net includes the impact of foreign currency transactions, sale of property, plant and equipment and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the first quarter ended June 30, 2015 for further information.

(3)	The first three months of fiscal 2015 includes a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

	First Quarter Ended
	June 30, 2015		June 30, 2014
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Process & Motion Control	Water Management
Income from operations	$35.6	$27.4	$47.6	$18.5
Operating margin	13.1%	12.8%	16.0%	9.0%

Depreciation and amortization	19.2	9.0	18.6	9.6
Restructuring and other similar charges	1.3	0.6	1.9	1.5
Stock-based compensation expense	0.6	0.3	0.4	0.2
Last-in first-out inventory adjustments	0.3	(0.3)	0.4	(0.2)
Impact of inventory fair value adjustments	—	—	0.8	0.6
Adjusted EBITDA	$57.0	$37.0	$69.7	$30.2
Adjusted EBITDA margin	21.0%	17.3%	23.4%	14.7%

	Earnings Guidance for	Earnings Guidance for
	the Three Months Ending	the Twelve Months Ending
Adjusted net income per diluted share	September 30, 2015	March 31, 2016
Net income per diluted share (1)	$0.22 to $0.24	$1.17 to $1.25
Restructuring and other similar charges	—	0.02
Amortization of intangible assets	0.14	0.53
Other expense, net	—	—
Tax impact on adjustments	(0.05)	(0.22)
Adjusted net income per diluted share (2)	$0.31 to $0.33	$1.50 to $1.58

(1)
Our guidance for net income per diluted share is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income per diluted share may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gaines or (losses) for these items in our forward-looking guidance.

(2)
Effective April 1, 2015, Management modified this GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). We believe this modification increases transparency to our stakeholders, as well as enhances comparability to our peer set.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	First Quarter Ended
	June 30, 2015	June 30, 2014
Net income attributable to Rexnord	$21.3	$12.1
Other comprehensive (loss) income:
Foreign currency translation adjustments	4.4	(1.7)
Unrealized income on interest rate derivatives, net of tax	—	(3.7)
Change in pension and other postretirement defined benefit plans, net of tax	(0.3)	(0.3)
Other comprehensive income (loss), net of tax	4.1	(5.7)
Non-controlling interest loss	(0.1)	(0.1)
Total comprehensive income	$25.3	$6.3

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	June 30, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$329.7	$370.3
Receivables, net	318.5	336.0
Inventories, net	372.6	367.7
Assets held for sale	2.6	2.6
Other current assets	49.5	49.7
Total current assets	1,072.9	1,126.3
Property, plant and equipment, net	412.8	417.6
Intangible assets, net	574.6	587.7
Goodwill	1,201.3	1,202.3
Insurance for asbestos claims	35.0	35.0
Other assets	32.5	33.1
Total assets	$3,329.1	$3,402.0
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$23.6	$24.3
Trade payables	192.6	234.1
Compensation and benefits	50.5	53.9
Current portion of pension and postretirement benefit obligations	5.0	5.0
Other current liabilities	120.9	127.3
Total current liabilities	392.6	444.6

Long-term debt	1,912.0	1,915.7
Pension and postretirement benefit obligations	201.3	203.0
Deferred income taxes	179.9	184.4
Reserve for asbestos claims	35.0	35.0
Other liabilities	67.4	66.6
Total liabilities	2,788.2	2,849.3

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 100,348,016 at June 30, 2015 and 102,681,964 at March 31, 2015	1.0	1.0
Additional paid-in capital	842.5	885.9
Retained deficit	(176.2)	(197.5)
Accumulated other comprehensive loss	(126.1)	(130.2)
Treasury stock at cost; 0 and 900,904 shares at June 30, 2015 and March 31, 2015, respectively	—	(6.3)
Total Rexnord stockholders' equity	541.2	552.9
Non-controlling interest	(0.3)	(0.2)
Total stockholders' equity	540.9	552.7
Total liabilities and stockholders' equity	$3,329.1	$3,402.0

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Three Months Ended
	June 30, 2015	June 30, 2014
Operating activities
Net income	21.2	$12.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	13.9	14.7
Amortization of intangible assets	14.3	13.5
Amortization of deferred financing costs	0.5	0.4
Gain on dispositions of property, plant and equipment	(0.1)	—
Deferred income taxes	(1.7)	14.4
Other non-cash charges	(1.6)	(0.1)
Stock-based compensation expense	1.9	1.6
Changes in operating assets and liabilities:
Receivables	4.3	19.8
Inventories	(3.8)	(19.3)
Other assets	1.0	1.5
Accounts payable	(42.8)	(43.2)
Accruals and other	0.8	(8.9)
Cash provided by operating activities	7.9	6.4

Investing activities
Expenditures for property, plant and equipment	(7.7)	(8.7)
Acquisitions, net of cash acquired	1.1	(27.7)
Proceeds from dispositions of long-lived assets	0.5	—
Cash used for investing activities	(6.1)	(36.4)

Financing activities
Repayments of long-term debt	(4.9)	(4.9)
Proceeds from borrowings of short-term debt	—	4.6
Repayments of short-term debt	(0.7)	(0.1)
Proceeds from exercise of stock options	—	0.4
Repurchase of Company common stock	(40.0)	—
Excess tax benefit on exercise of stock options	1.0	1.6
Cash (used for) provided by financing activities	(44.6)	1.6
Effect of exchange rate changes on cash and cash equivalents	2.2	0.7
Decrease in cash and cash equivalents	(40.6)	(27.7)
Cash and cash equivalents at beginning of period	370.3	339.0
Cash and cash equivalents at end of period	$329.7	$311.3

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2016
	Q1	Q2	Q3	Q4	Year-to-Date Total
Net sales
Process & Motion Control	$271.6				$271.6
Water Management	213.5				213.5
Total	$485.1				$485.1

Adjusted EBITDA
Process & Motion Control	$57.0				$57.0
Water Management	37.0				37.0
Corporate	(8.8)				(8.8)
Total	$85.2				$85.2

Adjusted EBITDA %
Process & Motion Control	21.0%				21.0%
Water Management	17.3%				17.3%
Total (including Corporate)	17.6%				17.6%

	Fiscal 2015
	Q1	Q2	Q3	Q4	Year-to-Date Total
Net sales
Process & Motion Control	$298.4	$304.8	$298.9	$328.1	$1,230.2
Water Management	205.2	226.2	198.2	190.4	820.0
Total	$503.6	$531.0	$497.1	$518.5	$2,050.2

Adjusted EBITDA
Process & Motion Control	$69.7	$77.3	$73.2	$86.8	$307.0
Water Management	30.2	39.4	32.4	19.0	121.0
Corporate	(8.2)	(7.2)	(6.4)	(10.1)	(31.9)
Total	$91.7	$109.5	$99.2	$95.7	$396.1

Adjusted EBITDA %
Process & Motion Control	23.4%	25.4%	24.5%	26.5%	25.0%
Water Management	14.7%	17.4%	16.3%	10.0%	14.8%
Total (including Corporate)	18.2%	20.6%	20.0%	18.5%	19.3%